Exhibit 10.1

Weight Watchers International

675 Avenue of the Americas

New York, NY 10010

March 3, 2014

Dear Michael:

I am delighted to confirm Weight Watchers International’s offer of employment to you for the position of General Counsel and Secretary reporting to Jim Chambers, President & Chief Executive Officer. We are extremely excited to have you on our team and are looking forward to a fun and fruitful collaboration.

The details of your initial compensation and benefits package are set forth in the attached Employment Offer Letter: Compensation & Benefits document. We have included two copies. Please keep one copy for your records and sign and date the other copy and forward to me at your earliest convenience.

You are joining the company at a very exciting stage of our transformation. We anticipate that your unique capabilities and experience will play a critical role in our efforts as we strive to achieve and exceed our growth goals going forward. On behalf of the entire team at Weight Watchers International, welcome aboard!

Kind regards,

/s/ Ann R. Hollins

Ann R. Hollins

Chief Human Resources Officer

Michael F. Colosi – March 3, 2014 - Employment Offer Letter: Compensation & Benefits

Hire Date	May 19, 2014

Title	General Counsel and Secretary

Base Salary	US $425,000 gross, per annum, less lawful deductions. To be paid bi-weekly, every other Thursday. As this is an exempt position, you are not eligible to receive overtime pay.

Annual Performance Bonus	You will be eligible to earn a bonus in accordance with the Weight Watchers International (the “Corporation”) bonus plan. Under the current plan, the bonus target for this position is 60% of your Base Salary (25% based on individual performance and 75% based on the Corporation’s overall performance), which can be over or underachieved depending on performance. Your 2014 fiscal year performance bonus will be prorated based upon your start date. In order to be eligible to earn any bonus, you must be employed by October 1st of the bonus year and be an active employee on the date of payment.

Incentive Equity Award

You will receive an award under the Corporation’s stock incentive plan with an aggregate grant amount value of US$531,250, allocated 75% to stock options and 25% to restricted stock units. The grant amount value will be awarded in two equal installments with the first installment to be granted upon your date of hire and the second installment to be granted as of November 15, 2014. The installments shall fully vest on the third anniversary of the date of each grant.

The exercise price of the stock options will be determined by taking the average closing price of Weight Watchers stock on the applicable grant date and the four (4) trading days that immediately precede that date. The stock options will expire ten (10) years after the applicable grant date. The number of option shares granted will be determined based on the Black-Scholes value of an option with respect to Weight Watchers common stock one week before the applicable grant date. The number of restricted stock units granted will be determined based on the closing price of Weight Watchers common stock one week before the applicable grant date. Your awards are subject to your continued employment and shall be governed by the Weight Watchers International, Inc.’s stock-based incentive compensation plan documents and relevant agreements.

In addition, you will be eligible to participate in the Corporation’s annual stock-based incentive award program beginning in 2015. You shall also be eligible to participate in any other performance-based equity incentive programs, if any, as may be established from time to time by the Corporation for executives of the Corporation. Terms and timing to be determined pursuant to a separate Compensation Committee resolution with respect to such awards.

Severance	Subject to the terms and conditions set forth below, in the event of termination of your employment by the Corporation for reasons other than for Cause (as such term is defined in those certain Terms and Conditions for Employee Stock Awards to be executed in connection with the New Hire Equity Award described above), and provided you execute a general release of all potential claims in a form acceptable to the Corporation, the Corporation shall (a): pay you twelve (12) months of your Base Salary in one lump sum within thirty (30) days of your termination (“Severance Pay”) and (b): pay for your continued health coverage under the Corporation-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for twelve (12) months following your termination (or such shorter period of time if you obtain alternative health coverage from another employer) (“Cobra Coverage”), provided you elect to receive such coverage and comply with all of your obligations in connection with same; it being understood, however, that you shall not receive the Severance Pay nor the Cobra coverage in the event your termination results from a change in control of the Corporation and benefits or other consideration in connection therewith is payable to you pursuant to a continuity or other agreement with the Corporation.

Car Allowance	You shall receive a car allowance of US $1,100 gross, per month, less lawful deductions.

Paid Time Off Policy	You will be entitled to a total of 24 days of Paid Time Off per calendar year (on a pro-rated basis for the remainder of 2014), and company holidays (subject to local practices).

Health Care, Dental and Vision Plan	Coverage is available under the Corporation’s current plan, in accordance with the terms of the official plan documents. Coverage is effective from your date of hire.

Weight Watchers Savings Plan (WWSP)	You will be eligible to participate in the Weight Watchers 401k plan in accordance with the terms of the official plan documents.

Weight Watchers Executive Profit Sharing Plan (WWEPSP)	You will be eligible to participate in the Non-Qualified Defined Contribution plan, per company policy, in accordance with the terms of the official plan documents.

Life Insurance	You will be eligible for life insurance, in accordance with the Corporation’s policies and the official plan document. Currently you would be eligible for life insurance at two times your annual salary plus optional coverage available at the employee’s expense.

Wellness Allowance	You will be reimbursed for up to US$1,000 gross towards approved wellness or fitness expenses. You will be eligible for this allowance three months after date of hire, and on an annual basis thereafter.

Continuity Agreement	Upon commencement of employment, you will be eligible to enter into a continuity agreement with the Corporation.

Weight Watchers International

675 Avenue of the Americas

New York, NY 10010

Ann R. Hollins

Chief Human Resources Officer

Weight Watchers International. Inc.

675 Avenue of Americas, 6th Floor

New York, NY 10010

This is to confirm my acceptance of the offer of conditional employment presented to me by Weight Watchers International for the position of General Counsel and Secretary (per the offer letter attached dated March 3, 2014).

I understand that my employment with Weight Watchers International shall be at will and that Weight Watchers International may terminate my employment at any time, for any reason, with or without notice. I understand that I am also free to terminate my employment at any time, for any reason, with or without notice.

My signature below confirms that I understand and accept employment on the terms and conditions set forth in the Employment Offer Letter: Compensation & Benefits document I received.

I am pleased to accept Weight Watchers International’s offer, and I look forward to working with you.

/s/ Michael F. Colosi	March 7, 2014
Michael F. Colosi	Date